Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2012	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$288	54,846	$0.01

Effect of dilutive securities:
Stock compensation plans	—	835

Diluted EPS:
Net income available to common stockholders	$288	55,681	$0.01

Second Quarter 2011	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$1,467	54,049	$0.03

Effect of dilutive securities:
Stock compensation plans	—	1,086

Diluted EPS:
Net income available to common stockholders	$1,467	55,135	$0.03

Six Months 2012	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$18,381	54,752	$0.34

Effect of dilutive securities:
Stock compensation plans	—	890

Diluted EPS:
Net income available to common stockholders	$18,381	55,642	$0.33

Six Months 2011	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$21,967	53,956	$0.41

Effect of dilutive securities:
Stock compensation plans	—	1,136

Diluted EPS:
Net income available to common stockholders	$21,967	55,092	$0.40